Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

First Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, May 4, 2012 - Bank of the Carolinas Corporation (OTCQB: BCAR) today reported financial results for the three-month period ended March 31, 2012.

For the three-month period ended March 31, 2012, the Company reported a net loss available to common shareholders of $2.7 million as compared to a net loss of $8.8 million for the fourth quarter of 2011 and a net loss of $3.4 million for the first quarter of 2011. The net loss per common share was $0.70 for the first quarter of 2012 compared with a net loss per share of $2.26 for the fourth quarter of 2011 and a net loss per share of $0.88 for the first quarter of 2011.

First quarter results were negatively impacted by loan loss provisions and expenses related to foreclosed real estate as the Bank continues to aggressively work on reducing problem assets. The provision for loan losses totaled $1.3 million in the first quarter of 2012 as compared to $2.3 million in the first quarter a year ago. Costs related to foreclosed real estate were $864,000 for the first quarter of 2012 as compared to $274,000 in the first quarter of 2011. For the first quarter of 2012, total credit-related costs totaled $2.2 million, or a 19.5% decrease over the previous year’s first quarter costs of $2.7 million.

The Company had significant improvement in the level of nonperforming assets for the fourth consecutive quarter as they decreased to $23.4 million or 4.87% of total assets at March 31, 2012, down from $37.2 million at March 31, 2011. The Company continued to build its allowance for loan losses in the first quarter bringing it to 2.72% of total loans as of March 31, 2012 as compared to 2.31% as of March 31, 2011. Net loan charge-offs amounted to $1.4 million for the first quarter of 2012 as compared to $894,000 in the first quarter of 2011.

The Company’s net interest margin was 2.81% in the first quarter of 2012, which is a decrease from 3.02% in the first quarter in 2011. Noninterest expense for the first quarter, excluding the costs related to foreclosed real estate, increased 13.8% in 2012 versus 2011. The increase year over year was mainly driven by increased FDIC premiums, legal expenses, and costs related to the Company’s compliance with the regulatory consent order put in place in the second quarter of 2011.

Total assets at March 31, 2012 amounted to $480.0 million, a decrease of 10.7% when compared to $537.0 million as of March 31, 2011. Loans totaled $296.1 million at March 31, 2012, a decline of 17.7% from a year earlier. Deposits decreased 2.5% over the prior year to $413.0 million, which correlates directly with the reduction of brokered certificates of deposit.

The Company’s banking subsidiary had a Tier 1 leverage capital ratio and Tier 1 capital to risk-weighted assets ratio of 3.75% and 5.18% respectively, while its total capital to risk-weighted assets ratio was 6.45% as of March 31, 2012.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. The common stock of the Company is quoted under the symbol “BCAR” on the OTCQB marketplace operated by the OTC Markets Group Inc.

For further information contact:

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas Corporation

(336) 751-5755

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	March 31,
	2012	2011
Assets:
Cash and due from banks, noninterest-bearing	$4,674	$4,174
Temporary investments	46,807	19,193
Investment securities	103,682	116,879
Loans	296,092	359,561
Less, allowance for loan losses	(8,048)	(8,314)

Total loans, net	288,044	351,247
Premises and equipment, net	12,256	12,859
Other real estate owned	7,502	9,375
Bank owned life insurance	10,823	10,460
Other assets	5,970	12,871

Total Assets	$479,758	$537,058

Liabilities:
Noninterest bearing demand deposits	$36,087	$36,411
Interest-checking deposits	38,349	35,221
Savings and money market deposits	104,733	110,401
Time deposits	233,816	241,706

Total deposits	412,985	423,739
Securities sold under repurchase agreements	45,418	45,458
Federal Home Loan Bank advances	—	20,000
Subordinated debt	7,855	7,855
Other liabilities	2,694	1,819

Total Liabilities	468,952	498,871

Shareholders’ Equity:
Preferred stock, no par value	13,179	13,179
Discount on preferred stock	(644)	(923)
Common stock, $5 par value per share	19,479	19,486
Additional paid-in capital	12,992	12,984
Retained earnings (loss)	(35,166)	(6,715)
Accumulated other comprehensive income	966	176

Total Shareholders’ Equity	10,806	38,187

Total Liabilities and Shareholders’ Equity	$479,758	$537,058

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,895,840	3,897,174
Book value per common share	$(0.61)	$6.42

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Interest income
Interest and fees on loans	$3,786	$4,650
Interest on securities	737	754
Other interest income	17	11

Total interest income	4,540	5,415

Interest expense
Interest on deposits	899	1,154
Interest on borrowed funds	564	613

Total interest expense	1,463	1,767

Net interest income	3,077	3,648
Provision for loan losses	1,292	2,345

Net interest income after provision for loan losses	1,785	1,303

Noninterest income
Customer service fees	281	305
Increase in value of bank owned life insurance	91	89
Gains on investment securities	748	—
Other income (loss)	7	8

Total non-interest income	1,127	402

Noninterest expense
Salaries and benefits	1,758	1,586
Occupancy and equipment	504	542
FDIC insurance assessments	418	270
Data processing services	239	212
Valuation provisions and net operating costs associated with foreclosed real estate	839	250
Other	1,262	1,063

Total non-interest expense	5,020	3,923

Loss before income taxes	(2,108)	(2,218)
Provision for Income taxes	368	996

Net loss	(2,476)	(3,214)
Dividends and accretion on preferred stock	(237)	(232)

Net loss available to common shareholders	(2,713)	(3,446)

Loss per common share:
Basic	$(0.70)	$(0.88)

Diluted	$(0.70)	$(0.88)

Bank of the Carolinas Corporation

Other Financial Data

(In Thousands Except Share Data)

(Unaudited)

	As of or for the three months ended March 31,
	2012	2011	Change*
Average balance sheet data
Average loans	$302,002	$364,522	(17.15)%
Average earning assets	439,771	489,314	(10.12)
Average total assets	483,113	540,531	(10.62)
Average common shareholders’ equity	235	28,592	(99.18)
Average total shareholders’ equity	13,414	41,771	(67.89)

Period-end balance sheet data:
Total loans	$296,092	$359,561	(17.65)%
Allowance for loan losses	(8,048)	(8,314)	(3.20)
Total assets	479,758	537,058	(10.67)
Total deposits	412,985	423,739	(2.54)
Common shareholders’ equity	(2,373)	25,008	(109.49)
Total shareholders’ equity	10,806	38,187	(71.70)

Asset quality indicators
Net loan charge-offs	$1,345	$894	N/M	%
Total nonperforming loans	15,860	27,860	(43.07)
Total nonperforming assets	23,412	37,235	(37.12)

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	1.79%	0.99%	80	BP
Nonperforming loans to total loans	5.36	7.75	(239)
Nonperforming assets to total assets	4.88	6.93	(205)
Nonperforming assets to loan-related assets	7.71	10.09	(238)
Allowance for loan losses to total loans	2.72	2.31	41

Financial ratios
Return on average assets **	(2.06)%	(2.41)%	35	BP
Return on average common shareholders’ equity **	N/M	(48.88)	N/M
Net interest margin **	2.81	3.02	(21)

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(0.70)	$(0.88)	21.24%
Diluted earnings (loss) per common share	(0.70)	(0.88)	21.24
Book value per common share	(0.61)	6.42	(109.49)

*	BP denotes basis points. N/M denotes not meaningful.
**	ratio annualized.